Exhibit (23) (ii) (A)

CONSENT OF AUDITORS

We hereby consent to the incorporation by reference in the Offering Circular constituting part of the Registration Statement on Form S-3 (File No. 33-41418) filed with the Securities and Exchange Commission on June 27, 1991 of our report dated February 18, 2004 which appears on page F-2 in Imperial Oil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 18, 2004 on the information under the caption “Reconciliation of Canadian and United States generally accepted accounting principles” in item 6 of such Annual Report on Form 10-K, which appears on page F-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Offering Circular.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
March 11, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.